EXHIBIT 23.5

CONSENT OF AMC MINING CONSULTANTS (CANADA) LTD.

AMC Consultants (Canada) Ltd. (“AMC”), as a company whose principal business is providing engineering or geoscientific services, and whose business gives authority to a statement made by the company, hereby consents to the use of AMC’s report(s), and the information derived therefrom, as well as the reference to AMC’s name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Gene Tucker
By: Gene Tucker, P.Eng.
Authorized Signatory
Dated: June 18, 2025